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                                                                    Exhibit 99.3

[BNSF LOGO]                                                                 NEWS

Contact:  Richard A. Russack                               FOR IMMEDIATE RELEASE
          (817) 352-6425

               Matt Rose Elected BNSF CEO Succeeding Rob Krebs;
                          Krebs Continues As Chairman

                        Rose Announces Leadership Team

     FORT WORTH, Texas, December 7, 2000 -- The Board of Directors of Burlington Northern Santa Fe Corporation (BNSF) today elected Matthew K. Rose, 41, Chief Executive Officer, succeeding Robert D. Krebs, 58, who continues as Chairman. The changes, which are effective immediately, reflect the next step in the orderly leadership transition that began in June 1999 when Rose was promoted to BNSF President and Chief Operating Officer. Both Krebs and Rose are members of the BNSF Board of Directors.

     "I've been a railroad president or CEO for 20 years," Krebs said, "and I know one of my most important jobs is to find a successor who has the confidence of the Board and management. Matt Rose's experience in both marketing and operations, as well as in the rail and trucking industries, make him superbly qualified to be BNSF's next CEO."

     Krebs said: "Matt reflects the kind of style that we want to have at BNSF. He is tough-minded, but he is an optimist. He is decisive, yet thorough. He is open and supportive, and he has gained people's respect throughout the organization. People want to work for Matt. He's very proud of what the people of BNSF have accomplished in the five-plus years since our merger."

     Rose joined Burlington Northern Railroad in 1993, and in June 1994, he was named Vice President, Vehicles and Machinery. Following the 1995 merger, Rose was appointed Vice President, Chemicals. In May 1996, he was promoted to Senior Vice President,

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Rose Elected BNSF CEO / Page 2

Merchandise Business Unit. In August 1997, Rose was appointed Senior Vice President and Chief Operations Officer, with responsibility for coordinating transportation, maintenance, quality, purchasing, labor relations and information services activities.

     Before 1993, Rose was Vice President, Transportation for Triple Crown Services, a Norfolk Southern subsidiary, where he had functional responsibility for all facets of the truck/rail operation. Prior to that, he held various positions with Schneider National and International Utilities, a trucking conglomerate. Rose began his railroad career in 1981 as a corporate management trainee with Missouri Pacific Railroad, and was appointed an assistant trainmaster.

     Rose holds a Bachelor of Science degree from the University of Missouri, where he majored in marketing and minored in logistics.

Rose Announces Leadership Team

     Reporting to Rose, who continues as BNSF President, are:

          . Thomas N. Hund, 46, who has been promoted to Executive Vice President and continues as Chief Financial Officer;

          . Carl R. Ice, 43, who has been promoted to Executive Vice President and continues to head the Operations department;

          . Jeffrey R. Moreland, 56, who has been promoted to Executive Vice President and continues to lead the Law and Chief of Staff departments;

          . Charles L. Schultz, 53, Executive Vice President and Chief Marketing Officer; and

          .  Peter J. Rickershauser, 51, Vice President, Network Development.

     A Vice President, Human Resources, who will be named at a later date, also will report to Rose.

     Headquartered in Fort Worth, BNSF owns one of the largest rail networks in North America, with 33,500 route miles of track covering 28 states and two Canadian provinces.

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      Editor's note: This news release can be found on BNSF's Web site at
                                http://bnsf.com